Exhibit 99.1

VICI PROPERTIES INC. TO EXPAND BOARD OF DIRECTORS WITH APPOINTMENT OF DIANA F. CANTOR

AS INDEPENDENT DIRECTOR

LAS VEGAS (May 7, 2018) – VICI Properties Inc. (NYSE:VICI) (together with its affiliates, “VICI Properties” or the “Company”), an experiential-asset focused real estate investment trust (REIT), today announced that Diana F. Cantor, has been appointed to the Company’s Board of Directors (the “Board”) as an independent director, subject to and effective upon receipt of all applicable regulatory approvals. With the addition, the Board will expand to include eight members, seven of whom are independent. Upon joining the Board, Ms. Cantor will serve on the Board’s Audit & Finance Committee and Nominating and Corporate Governance Committee.

“Diana has extensive experience in investment and portfolio management, having led some of the largest portfolios in the U.S.,” said Edward Pitoniak, Chief Executive Officer of the Company. “As such, her unique perspectives will be invaluable to our team as we continue to build the nation’s most dynamic experiential real estate portfolio.”

“Diana will be a great addition to the VICI Properties Board, and we’re thrilled to have the opportunity to work with her in serving the needs of our shareholders and operating partners,” said Jim Abrahamson, Chairman of the Board. “Her diverse background in investment management, real estate and financial services will further strengthen our Board in its collaboration with our executive leadership team to create unparalleled value within the leisure, gaming, and hospitality REIT segments.”

Ms. Cantor is currently a Partner with Alternative Investment Management, LLC, an independent, privately-held investment firm with a focus on private equity and hedge funds – a position she has held since January 2010. She is the Vice Chairman of the Virginia Retirement System, where she also serves on the Audit and Compliance Committee. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 through the end of 2009. Ms. Cantor served as founding Executive Director of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served seven years as Vice President of Richmond Resources, Ltd. from 1990 through 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990. Ms. Cantor has served on the Board of Directors of Domino’s Pizza, Inc. (NYSE:DPZ) since October 2005 and the Board of Directors of Universal Corporation (NYSE:UVV) since 2012, and continues to serve on both. She previously served on the Boards of Directors of Media General Inc., Revlon, Inc., Vistage International, Inc., Knowledge Universe Education LLC, Edelman Financial Services, LLC and Service King Body and Paint LLC.

About VICI Properties

VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 20 gaming facilities comprising over 36 million square feet and features approximately 14,500 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Investor:

Investors@viciproperties.com

(725) 201-6415

Or

ICR

Jacques Cornet

Jacques.Cornet@icrinc.com

Or

Media:

PR@viciproperties.com

(725) 201-6414

Or

ICR

Phil Denning and Jason Chudoba

Phil.Denning@icrinc.com, (646) 277-1258

Jason.Chudoba@icrinc.com, (646) 277-1249